Exhibit 10
                         MEMORANDUM OF AGREEMENT


      THIS AGREEMENT, made by and between Serge Okun, (hereinafter to referred to as "Okun"), on the one hand, and The Dun & Bradstreet
Corporation, (hereinafter, unless the context indicates to the contrary, deemed to include its worldwide subsidiaries and affiliates and referred to as"D&B" or "the Company"), on the other hand.

      WITNESSETH THAT:

      WHEREAS, Okun has been employed by the Company since 1971; and

      WHEREAS, the parties to this Agreement desire to enter into an agreement in order to provide benefits and compensation to Okun until February 28, 1998;

      NOW, THEREFORE, in consideration of the premises and in consideration of the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

      1. Okun has resigned as Executive Vice President, as an officer of the Company and from any other D&B, IMS or A.C. Nielsen positions (other than as an employee) held by him with D&B, IMS or A.C. Nielsen effective February 17, 1995.

      2. The Company will continue Okun as an employee on the active payroll of the Company until the earlier of the close of business on February 28, 1998, or his death, when his employment with the Company shall terminate.

      3. Okun will be compensated on a regular payroll basis at an annual rate of $530,000 until February 28, 1998. In addition, in February, 1996 he will receive a bonus for 1995 of $450,000. He will also receive a bonus of $450,000 in February, 1997 for 1996 and a bonus of $450,000 in February, 1998 for 1997. Okun will not be eligible for any other bonus payments, nor will he earn any vacation subsequent to February 17, 1995. Creditable compensation for benefit plan purposes shall include salary and annual bonus payments (not allowances, unit awards or other payments described herein) as defined in the respective plan documents. The Company agrees that Okun will continue to receive quarterly overbase expatriate allowances until December 31, 1997 in the total gross amount of $50,000 per calendar quarter, payable during the last month of the quarter, commencing with a payment in March 1995 and terminating with the final quarterly payment in December 1997. In addition, Okun shall have no further obligations with respect to his relocation loan in the amount of 50,000 Swiss francs. Okun may also retain his current Company-owned automobile, as to which the Company shall continue to pay for insurance and regularly scheduled maintenance,until February 28, 1998 at which time Okun shall return the automobile in good condition to the Company, or purchase it at a mutually agreed price. Okun may retain his portable cellular phone and the home computer and fax system. Within 30 days of signing this Agreement Okun will receive a one-time cash allowance in the gross amount of U.S.
$200,000 to cover currency fluctuations related to overseas assignment salary payments made to him by the Company in the three (3)calendar years 1992, 1993 and 1994. All payments provided for herein shall be less required statutory deductions, if any.
 If Okun should die prior to the payment of all monies specified in this Paragraph or in any other Paragraphs of this Agreement, the Company will make the remaining payments on the dates specified directly to his surviving spouse or to the legal representative of his estate in the event that his spouse pre
- -deceases him.

     4. Until February 28, 1998, Okun will report directly to the Chief Executive Officer of the Company, and will be reasonably available, from time to time, to consult on matters relating to the Company, and will perform such mutually agreed to services for and on behalf of the Company as shall be reasonably assigned to him. During this period and for a reasonable period thereafter, if necessary, Okun will also cooperate fully with respect to any claims, litigations or investigations currently pending or to be brought by or against the Company as to which Okun may have knowledge of the facts and circumstances. It is understood that no reimbursement for business expenses shall be made to Okun after the date of this Agreement unless specifically documented in this Agreement or authorized in advance by the Company.

    5. Okun will be eligible to receive all employee benefits, including medical, disability, dental and life insurance, made available to active employees of the Company under the terms of the Company's employee group benefit plans in which he participates on the date this Agreement is signed until February 28, 1998. The Company will also provide him with office space and reasonable secretarial support services for up to twenty-four (24) months at a mutually agreed upon location in the Zurich, Switzerland area. In addition, the Company will make available to Okun and pay for the services of a mutually agreed upon executive level career counselling firm, or, in lieu of such services, will pay Okun upon his written request a one-time allowance of $50,000, less required statutory deductions, if any.

    6. Okun will continue as a participant in The Dun & Bradstreet Supplemental Executive Benefit Plan until February 28, 1998. Commencing August 1, 2001, the first of the month following the date Okun attains age 55, in addition to the benefit Okun will be entitled to receive from The Dun & Bradstreet Retirement Plan and the Pension Benefit Equalization Plan, Okun will receive a benefit from the Dun & Bradstreet Supplemental Executive Benefit Plan in accordance with the provisions of that Plan in effect on February 28, 1998, and for the purpose of determining such benefit, he will be deemed to have terminated his employment with the Company with the Company's consent. Retirement benefit calculation estimates are shown on Exhibit I, attached hereto. At least one year prior to August 1, 2001 Okun may elect to receive his D&B retirement benefit in the form of: (1) an annual lifetime annuity, or (2) a one-time lump sum payment, or (3) a combination of an annual lifetime annuity and a lump sum payment.

    7. Stock option grants made to Okun prior to the date of this Agreement shall be exercisable or become exercisable in accordance with the provisions of the stock option and the Dun & Bradstreet Key Employees Stock Option Plan. In lieu of IMS or D&B Performance unit grants made to Okun prior to the date of this Agreement Okun shall receive the following severance payments: in February, 1996, a payment of $300,000; in February, 1997, a payment of $400,000, and in February, 1998, a payment of $450,000. In lieu of restricted stock grant opportunities, Okun will receive cash severance payments in the gross amounts of $300,000 in September, 1998 and $300,000 in March, 1999.

    8. Restrictions on the restricted stock awards made to Okun prior to February 17, 1995 under The Dun & Bradstreet Key Employees Restricted Stock Plan shall lapse in accordance with the provisions of that Plan.

     9. It is understood that subsequent to February 17, 1995, Okun will not be eligible for any additional stock option, performance unit and/or restricted stock grants.


     10. This Agreement shall terminate in its entirety the Change in Control Severance Agreement between the Company and Okun dated September 19, 1994 which provides Okun with compensation and benefits in the event of the actual or constructive termination of his employment following a Change in Control of the Company and Okun's sole remedy for any non-performance of this Agreement by the Company shall be under this Agreement. At the time of the execution of this Agreement, Okun will deliver his copy of the Change in Control Severance Agreement to the Company, together with a letter from him acknowledging that such Agreement has been terminated. The Company that it shall cause a successor company, or companies, should there be a change in control of the Company before all payments and benefits are honored under this Agreement, to make such payments and provide such benefits to Okun as stated herein.

    11. All payments provided under this Agreement are in lieu of any severance payments or any other payments to which Okun may be entitled in the United States and any other country and it is understood that, with the exception of the performance of the benefits and payments as provided in this Agreement, and benefits under any Company benefit plans in which Okun is a vested participant as of February 28, 1998, Okun specifically waives any and all rights to any other payments or benefits normally given to employees of the Company in the United States or any other country. Okun also represents that he is not now an employee of any French company, nor does he have any previous oral or written employment or severance agreements with a French company.

    12. Okun agrees that for the period from the date of the execution of this Agreement until March 31, 2000 he will not become a stockholder (unless such stock is listed on a national securities exchange or traded on a daily basis in the over-the-counter market), employee, officer, director, or consultant of or to a corporation or a member or an employee of or a consultant to a partnership or any other business or firm which, at the time Okun were to take such action, competes with any of the businesses then owned or operated by the Company; nor will he become associated with a company, partnership, or individual, which company, partnership, or individual acts as a consultant to businesses in competition with the Company at the time Okun were to take such action.
Further, Okun agrees that the restrictions contained in this paragraph shall apply to him whether or not he accepts any form of compensation from such competing entity or business consultant. Okun also agrees that for the period from the execution of this Agreement until March 31, 2000 he will not recruit or solicit, any customers of the Company to become customers of any business entity which, at the time Okun were to take such action, competes with any of the businesses owned or operated by the Company. In addition, Okun agrees that for the period from the date of the execution of this Agreement until January 1, 1997 neither Okun, nor any company or entity he controls or manages, shall hire, or cause to be hired, any employees of the Company.
It is understood that any or all of the restrictions set forth in this paragraph may be waived with the written consent of the Company. Nothing in this Agreement shall preclude Okun from any employment or consulting not prohibited by this paragraph.

      13. Okun agrees that he will not directly or indirectly disclose any confidential records, data, formulae, specifications and other trade secrets owned by the Company to any person or use any such information, except pursuant to court order or as a result of valid government order (in the case of such disclosure, Okun will provide the Company with written notice of such.) All records, files, drawings, documents, models, equipment and the like relating to the businesses of the Company, which Okun has used, prepared or came in contact with during his employment by the Company, shall be and remain the sole property of the Company and shall not be removed from the premises of the Company without its written consent.

     14. From the date this Agreement is signed until March 31, 2000 Okun shall not originate any written or oral statement, news release, or other public announcement or publication, relating to his employment by the Company or relating to the Company its subsidiaries, its customers, its personnel, or agents without the prior written approval of the Company, except that Okun may disclose the fact of his prior employment with the Company and provide a factual description of his job titles and responsibilities with the Company in accordance with the Curriculum Vitae approved by the parties. Such factual description shall be limited to objective facts that are not subject to dispute and have been publicly disclosed prior thereto. In no event shall Okun attribute comments or opinions to the Company or disclose or discuss strategies or issues regarding the Company or its businesses. The Company agrees that it shall make no statement that personally or professionally disparages Okun.

     15. Okun covenants that from the date of execution of this Agreement to forever refrain from disclosing to any third party (other than immediate family members, attorneys and advisors) or other entity any or all of the terms of this Agreement and covenants not to disclose same to any third party except pursuant to a court order or other valid governmental authority and only after giving the Company at least ten
(10) days written notice of such proposed disclosure.

     16. Okun agrees that in the event of any breach of the covenants contained in paragraphs 12, 13, 14 or 15, in addition to any remedies that may be available to the Company, the Company may cease all payments required to be made to Okun under this Agreement and/or recover all such payments previously made to Okun pursuant to the terms of this Agreement. The parties agree that any such breach would cause injury to the Company which cannot reasonably or adequately be quantified and that such relief does not constitute in any way a penalty or a forfeiture. Further, should such breach not be cured within five (5) calendar days after written notice of such has been received by Okun, Okun consents to an immediate injunction in a court of competent jurisdiction enjoining such breach pending a determination or resolution of the merits of such dispute.

     17. Each of the parties, for themselves, their families, representatives, successors and assigns, except for the performance of the undertakings as provided for herein, covenants to forever refrain from instituting, maintaining, pressing, collecting or in any way aiding and proceeding upon, and releases and forever discharges one another and heirs, representatives, successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents, and trustees or administrators under any Company plans, from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, whether known or unknown, which one party had, now has or may have against the other party, its heirs, representatives, successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents, trustees or administrators under any Company plans, from the beginning of Okun's employment to and including the date of this Agreement, on account of, or arising out of any matter related to Okun's employment with the Company, or the termination of his employment.

       18. Except for the performance of the undertakings as provided for herein, each party covenants that neither party, nor any of their respective heirs, representatives, successors and assigns, subsidiaries or affiliates will commence, prosecute, or cause to be commenced or prosecuted against the other party or any of its officers, employees, directors, agents, trustees, administrators, representatives, subsidiaries, affiliates, heirs, successors or assigns any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Agreement nor will any party seek to challenge the validity of this Agreement; and that each party will hold the other party and its officers, employees, directors, agents, trustees, administrators, heirs, representatives, subsidiaries, affiliates, successors, and assigns harmless from and against any and all claims for damages, judgments, court costs, attorney's fees, or expenses asserted against the other party or any of its officers, employees, directors, agents, trustees, administrators, heirs, representatives, subsidiaries, affiliates, successors or assigns as a result of or in connection with any proceeding brought by the other party, its subsidiaries, affiliates, heirs, representatives, successors, assigns, directors, officers, attorneys, or other persons under its or his control contrary to this Agreement.

      19. The parties expressly understand and agree that the performance of this Agreement as provided for herein is in full accord, satisfaction and discharge of any and all claims by Okun against the Company and the directors, officers, employees, attorneys or agents of the Company, and that this Agreement has been executed with the express intention of extinguishing all obligations the Company has to Okun and all claims and rights that Okun has or could assert against the Company and/or the directors, officers, employees, attorneys or agents of the Company.

      20. Okun acknowledges that (a) he has been advised to consult with an attorney at his own expense before executing this Agreement and that he has been advised by an attorney or has knowingly waived his right to do so, (b) he has had a period of at least twenty
- -one (21) days within which to consider this Agreement, (c) he has a period of seven (7) days from the date that he signs this Agreement within which to revoke it and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period, (d) he fully understands the terms and contents of this Agreement and freely, voluntarily knowingly and without coercion enters into this Agreement, (e) he acknowledges that he is receiving greater consideration hereunder than he would receive had his employment been terminated and that the consideration hereunder is given in exchange for all of the provisions hereof, and (f) he agrees and acknowledges that the waiver or release by him of rights or claims he may have under Title VII of the Civil Rights Act of 1964, as amended, The Employee Retirement Income Security Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act and/or any other local, state or federal law dealing with employment or the termination thereof up to the date of this Agreement, is knowing and voluntary and, accordingly, that it shall be a breach of this Agreement, other than to sue for the non-performance of the obligations hereunder, to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases he has granted hereunder.

      21. This Agreement constitutes the entire agreement of the parties and all prior negotiations or representations are merged herein or replaced hereby. It shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives, but neither this Agreement nor any rights hereunder shall be assignable by either party without the other party's consent. In addition, except as provided herein, it is understood that this Agreement supersedes any prior employment or compensation agreement(s) in the United States or any other country whether written, oral or implied in law or implied in fact between Okun and The Dun & Bradstreet Corporation, IMS International or A.C. Nielsen, which prior agreement(s) are hereby terminated. Further, that except as provided herein, neither Okun nor the Company has any other legal obligation to one another.

      22. The parties agree that any claim arising from the relationship between the parties, including their relationship under this Agreement, shall be brought and litigated in the state or federal court in the State of New York. The parties consent to the exclusive jurisdiction of those courts and waive all rights, if any, to raise objections in those courts on the basis of lack of subject matter jurisdiction, personal jurisdiction, venue, inconvenience or any other ground. This Agreement shall be interpreted in accordance with the internal laws of the State of New York.

      23. If, for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction in a particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid.

       IN WITNESS WHEREOF, Okun and The Dun & Bradstreet Corporation, by its duly authorized agent, have hereunder executed this Agreement.

Dated: April 13, 1995

                              /s/ Serge Okun
                              _____________

                              Serge Okun


                              THE DUN & BRADSTREET CORPORATION


                               /s/  Earl H. Doppelt
                              ________________

                              Earl H. Doppelt

                              Senior Vice President and General Counsel

The Dun & Bradstreet Corporation
Estimated Executive Benefit Compensation for Serge Okun


Data Used in Calculation:
   Date of Birth:                                 07/18/46
   Date of Hire:                                  02/02/71
   Date of Retirement (DOR)                       08/01/2001
   Credited Service for Retirement Plan and PBEB    25.6667


Compensation:
Year                       Number of Months               Amount
1993                            10                         $395,833.33
1994                            12                          960,000.00
1995                            12                          833,157.00
1996                            12                          980,000.00
1997                            12                          980,000.00
1998                             2                          538,333.33
________________________________________________________________________
                                                         $4,687,323.66

Final Average Earnings                                     $937,464.72

Percentage of Final Average Earnings for SEBP:                 60.00%



Summary of Plan Benefits
- -----------------------------------------------------------------------------
                                   Lump Sum Amounts Payable 60 Days After DOR
                                   __________________________________________
                 Life Annuity      Estimated       Estimated       Estimated
                 Payable Annually  Interest Rate  Interest Rate  Interest Rate
Plan             Beginning at DOR   less 1/2%        6.82%           plus 1/2%
- ------------------------------------------------------------------------------
Retirement Plan     32,359.22        N/A            N/A              N/A
- ------------------------------------------------------------------------------
Pension Benefit
Equalization Plan  119,117.41       1,507,943.83   1,435,813.31   1,369,729.18
- ------------------------------------------------------------------------------
Supplemental
Executive
Benefit Plan       404,043.49       5,384,116.23   5,126,574.08   4,890,620.55
- ------------------------------------------------------------------------------
Total              555,520.12
- -----------------------------
Social Security
Benefit              6,958.71
- -----------------------------
Grand Total        562,478.83
_____________________________

The Interest rate used to calculate lump sums is defined to be 85% of three-month average of the yields on 15-year coupon U.S. Treasury Bonds. These rates are determined on the last business day of each month for the three months immediately preceding retirement or termination.

Please Note: Annual life annuity estimate is $555,520.12, plus a Social Security benefit from either the United States or from another country.


Calculation of Benefits:

Retirement Plan and Pension Benefit Equalization Plan
- -----------------------------------------------------
(a) 1.7% x Final Average Earnings x Credited Service up to 25 years x Early Retirement Factor = 1.7% x $937,464.72 x 25.0000
(b) 1.0% x Final Average Earnings x Credited Service over 25 years x Early Retirement Factor = 1.0% x $937,464.72 x 0.6667
(c) 1.7% x Social Security Benefit x Credited Service up to 25 years = 1.7% x $14,124 x 25.0000
(d) 0.5% x Social Security Benefit x Credited Service over 25 years and up to 40 years = 0.5% x $14,124 x 0.6667

Early Retirement Factor = 0.3800

Total Benefit Based on Retirement Plan Formula =
( (a)+(b) - (c)-(d) ) x Early Retirement Factor =     $151,476.63

Retirement Plan =
IRS Limit =                                            $32,359.22

Pension Benefit Equalization Plan
= Total Benefit Based on Retirement Plan Formula -
Retirement Plan =                                      $119,117.41

Supplemental Executive Benefit Plan
- ------------------------------------
(a) 50% x Final Average Earnings  = 50% x $937,464.72
(b) 2.0% x Final Average Earnings x Credited Service over 10 years and up to 15 years - 2.0% x $937,464.72 x 5.0000
(c) Social Security Benefit (as defined by the Supplemental Executive Benefit Plan) = $6,959
(d) Total Benefit Based on Retirement Plan Formula = $151,476.63

Early Retirement Factor  = 1.0000

Supplemental Executive Benefit Plan = ( (a) + (b) - (c) - (d) ) x
Early Retirement Factor =                             $404,043.49